AMENDED AND SECOND RESTATED REVOLVING CREDIT
                     AND TERM LOAN AGREEMENT



     THIS AMENDED AND SECOND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (the "Amendment and Restatement"), dated as of December 4, 1998, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation (the "Borrower"), BANK OF HAWAII, a Hawaii banking corporation ("BOH"), FIRST HAWAIIAN BANK, a Hawaii banking corporation ("FHB"), CENTRAL PACIFIC BANK, a Hawaii banking corporation ("CPB") (BOH, FHB and CPB are each sometimes called a "Lender" and collectively called the "Lenders"), and BANK OF HAWAII, as Agent for the Lenders to the extent and in the manner provided hereinbelow and in the Agency Agreement referred to below (in such capacity, the "Agent").

                      W I T N E S S E T H:

     WHEREAS, the Borrower, the Lenders and Bank of America, National Trust and Savings Association ("BOA") (the Lenders and BOA are collectively called the "Original Lenders") and the Agent are parties to that certain Revolving and Term Loan Agreement, dated as of December 31, 1992, as amended by a First Loan Modification Agreement, dated as of March 1, 1993, and supplemented by letter agreements dated April 30, 1993 and June 24, 1993, and further amended by Second Loan Modification Agreement, dated September 8, 1993, by a Third Loan Modification Agreement, dated September 30, 1993, by a Fourth Loan Modification Agreement, dated March 8, 1994, by a Fifth Loan Modification Agreement, dated effective as of December 31, 1994, by a Sixth Loan Modification Agreement, dated effective as of March 31, 1995, and by a Seventh Loan Modification Agreement dated effective as of December 31, 1995, each among the Borrower, the Original Lenders and the Agent (as so amended and supplemented, the "Original Loan Agreement");

     WHEREAS, the Original Loan Agreement and the other "Loan Documents" referred to therein, as respectively amended, set forth the terms and conditions upon which the Original Lenders
(i) have made available to the Borrower the Revolving Loans in the original aggregate principal amount of up to $40,000,000 at any one time outstanding (subject to mandatory reduction, from time to time, of such aggregate principal amount available) and
(ii) shall make available to the Borrower the Term Loans in an amount up to the aggregate principal amount of the Revolving Loans outstanding upon expiration of the Revolving Loan Period, all as more particularly described therein;

     WHEREAS, the parties hereto entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated December 4, 1996, as amended by letter agreement dated February 21, 1997, by First Loan Modification Agreement dated December 31, 1997, and by Second Loan Modification Agreement dated March 17, 1998 (as so amended, the "First Restatement");

     WHEREAS, the Lenders having purchased the interests of BOA under the Original Loan Agreement and the other Loan Documents referred to therein (the "BOA Purchase"), and, contemporaneously herewith, BOH having purchased a portion of the interest of FHB under the Original Loan Agreement, as amended by the First Restatement, and the other Loan Documents referred to therein, the respective "Individual Loan Commitment Percentage" of each Lender is now as follows:

     (1)  BOH's Individual Loan Commitment Percentage is equal to
          53.667%;

    (2)   FHB's Individual Loan Commitment Percentage is equal to
          33.333%; and
    (3)   CPB's Individual Loan Commitment Percentage is equal to
          13%;
          WHEREAS, the Aggregate Loan Commitment having been permanently reduced to be equal to $15,000,000, the respective Individual Loan Commitments of the Lenders are as follows:

     (1)  BOH's Individual Loan Commitment is equal to $8,050,000;

     (2)  FHB's Individual Loan Commitment is equal to $5,000,000; and

     (3)  CPB's Individual Loan Commitment is equal to $1,950,000;
          WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meaning assigned thereto in the Original Loan Agreement;

     WHEREAS, the parties hereto have agreed to further amend the terms of the Original Loan Agreement to, among other things, establish a development line (the "Village Course Facility") in the aggregate principal amount of FIFTEEN MILLION DOLLARS
($15,000,000.00);

     WHEREAS, for their mutual convenience, the parties wish to restate the Original Loan Agreement to reflect their agreements as of the date hereof with respect to the Revolving Loans, the Term Loans and the Village Course Facility, subject to the satisfaction of the conditions precedent set forth in Section 3.2 hereof, all as set forth in this Amendment and Restatement;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree that effective on the Effective Date (as defined below), the terms and provisions of the Original Loan Agreement are amended and restated to read in their entirety as follows:

                   I.   Additional Definitions

     As used in this Loan Agreement, each of the terms defined in this Article I shall have the meaning given to it in this Article
I:

     1.1 "Agency Agreement" means the Agency Agreement dated as of March 1, 1993, among the Original Lenders and the Agent, authorizing the Agent to act as agent in respect of the Loans, as amended by Amended and Restated Agency Agreement dated
December 4, 1998, among the Lenders and the Agent and as further amended from time to time.

1.2  "Additional Security Mortgage" means the Additional Security
Mortgage and Security Agreement dated March 1, 1993, made by
Kapalua Land Company, Ltd. and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 93-036900, as originally executed or thereafter modified.

1.3  "Advance" shall have the meaning given in Section 2.1(c).

1.4 "Aggregate Loan Commitment" means, with respect to the Original Facility, $15,000,000, subject to further permanent reduction in accordance with the terms hereof, and with respect to the Village Course Facility, $15,000,000.

1.5 "Base Rate" means the primary index rate established from time to time by Bank of Hawaii in the ordinary course of its business and with due consideration of the money market, and published by intrabank memoranda for the guidance of its loan officers in pricing all of its loans which float with the Base Rate.

1.6 "Base Rate Loan" means a Loan which bears interest calculated on the basis of the Base Rate.

1.7 "Borrowing" means the draw down at any one time of the proceeds of a Loan pursuant to the Loan Agreement.

1.8 "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Hawaii are authorized by law to close.

1.9 "Capital Expenditures" means all expenditures that, in accordance with GAAP, should be capitalized on the accounting records of the Borrower and its Subsidiaries.

1.10 "Cash Flow from Operating Activities" means, at any time, the consolidated cash flows of the Borrower and the Subsidiaries from operating activities, determined on a basis consistent with the basis used for the determination of the Statements of Cash Flows from Operating Activities as presented in the Borrower's 1991 Annual Report to its stockholders.

1.11 "Collateral" means the land and improvements of the Village
Golf Course, the Plantation Golf Course and the Bay Golf Course in Kapalua, Maui, Hawaii, which land is more particularly described in the Mortgage and in the Additional Security
Mortgage.

1.12 "Commitment Reduction Date" means each date that the Aggregate Loan Commitment is to be reduced pursuant to the provisions of Section 2.6 of this Loan Agreement.

1.13 "Confirmations of Mortgage" means the confirmation of the Mortgage of even date herewith by and between Borrower and Lenders and the confirmation of the Additional Security Mortgage of even date herewith by and between Kapalua Land Company, Ltd. and Lenders.

1.14 "Consolidated Current Assets" and "Consolidated Current Liabilities" mean, at any time, all assets or liabilities, respectively, that, in accordance with generally accepted accounting principles consistently applied, should be classified as current assets or current liabilities, respectively, on a consolidated balance sheet of the Borrower and its Subsidiaries, except that "Consolidated Current Assets" shall not include growing crops and that "Consolidated Current Liabilities" shall not include the aggregate outstanding principal amount of the Loans, together with accrued and unpaid interest thereon, at the time of determination.

1.15 "Conversion Date" shall have the meaning provided in Section
2.7(e).

1.16 "Current Ratio" means, at any time, Consolidated Current
Assets divided by Consolidated Current Liabilities.

1.17 "Effective Date" shall have the meaning assigned thereto in
Section 3.2 hereof.

1.18 "Environmental Indemnification Agreement" means an
Environmental Indemnification Agreement in the form of Exhibit A attached to the Original Loan Agreement, made by the Borrower in favor of the Lenders, as amended from time to time.

1.19 "Eurodollar Day" means a Business day which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

1.20 "Eurodollar Reserve Requirement" means the then maximum effective rates per annum (expressed as a percentage), as determined solely by the Agent (which determination shall be final, conclusive and binding on all of the parties hereto, absent manifest error), of the reserve requirements imposed pursuant to Regulation D by the Board of Governors of the Federal Reserve System on $1,000,000 "Eurocurrency Liabilities" of the Agent, having a maturity equal to the term of the applicable LIBOR Interest Period.

1.21 "Expiry Date" means December 31, 1999.

1.22 "Financial Statements" means the consolidated balance sheets of the Borrower and its Subsidiaries and consolidated statements of income and retained earnings of the Borrower and its Subsidiaries and other financial statements (a) heretofore furnished to the Lenders, or any of them, and (b) to be furnished to the Lenders pursuant to the provisions of this Loan Agreement.

1.23 "GAAP" means generally accepted accounting principles consistently applied.

1.24 "Indebtedness for Borrowed Money" means any indebtedness or obligation or liability to repay borrowed monies, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, without limitation, all such indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse.

1.25  "Individual Loan Commitment" means:
     (a) In respect of Bank of Hawaii, $8,050,000 with respect to the Original Facility, subject to further permanent reduction from time to time in accordance with the terms of the Loan Agreement, and $7,500,000 with respect to the Village Course Facility.

     (b) In respect of First Hawaiian Bank, $5,000,000 with respect to the Original Facility, subject to further permanent reduction from time to time in accordance with the terms of the Loan
Agreement, and $5,000,000 with respect to the Village Course
Facility.

     (c) In respect of Central Pacific Bank, $1,950,000 with respect to the Original Facility, subject to further permanent reduction from time to time in accordance with the terms of the Loan
Agreement, and $2,500,000 with respect to the Village Course
Facility.

     1.26 "Individual Loan Commitment Percentage" means, in respect of Bank of Hawaii, 53.667% with respect to the Original Facility and 50% with respect to the Village Course Facility; in respect of First Hawaiian Bank 33.333% with respect to the Original Facility and 33.333% with respect to the Village Course Facility; and in respect of Central Pacific Bank 13% with respect to the Original Facility and 16.667% with respect to the Village Course Facility.

1.27 "Interbank Eurodollar Index Rate" means the rate per annum expressed as a percentage) at which leading banks, as determined by the Agent, are offered deposits in United States Dollars in the London interbank Eurodollar market as of 11:00 a.m., London time, on the day three (3) Eurodollar Days prior to the beginning of such LIBOR Interest Period; for delivery in immediately available funds on the first day of such LIBOR Interest Period, in an amount equal or comparable to the principal amount of the applicable LIBOR Loan to be outstanding and for a period equal to the term of such LIBOR Interest Period.

1.28 "Interest Period" means and includes any LIBOR Interest
Period and any period for which interest in respect of the Loans is calculated on the basis of the Base Rate and determined in accordance with the Loan Agreement.

1.29 "Investments" means all expenditures by the Borrower and its Subsidiaries, not reflected as Capital Expenditures in the Financial Statements, made for the purpose of acquiring, increasing or supplementing equity interests of any nature in partnerships, joint ventures, corporations, trusts, associations or other business entities, or in real property of any kind, and reflected as Investments in the Financial Statements.

1.30 "KCA" means Kaahumanu Center Associates, a Hawaii limited partnership which is organized between the Borrower, as general partner, and the State of Hawaii Employee Retirement System, as limited partner, for the purpose of acquiring, expanding and operating the Kaahumanu Shopping Center complex.

1.31 "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

1.32 "Lenders" is defined in the preamble of this Amendment and Restatement; provided, however, that as used hereinbelow, "Lenders" means (a) prior to the BOA Purchase, BOH, FHB, BOA and
CPB, and (b) subsequent to the BOA Purchase, BOH, FHB and CPB.

1.33 "LIBOR" means, for each LIBOR Interest Period, a rate computed pursuant to the following formula and adjusted as of the date of any change in the Eurodollar Reserve Requirements:
               Interbank Eurodollar Index Rate X 100
               100% - Eurodollar Reserve Requirement

1.34 "LIBOR Loan" means any Loan during any period during which such Loan is bearing interest at a rate based upon LIBOR.

1.35 "LIBOR Interest Period" means, with respect to each LIBOR Loan, an Interest Period consisting of one (1) month, two (2) months, three (3) months or six (6) months, as designated by the Borrower in accordance with Section 2.3 or Section 2.7 of the Loan Agreement, as the case may be.

1.36 "Loan Agreement" means the Original Loan Agreement, as amended and restated by the First Restatement and by this Amendment and Restatement, and as may be further amended from time to time, and any amendments and modifications of the Original Loan Agreement.

1.37 "Loan Documents" means the Loan Agreement, the Notes, the
Mortgage, the Environmental Indemnity Agreement and the
Additional Security Mortgage, in each case as originally executed and as thereafter amended, modified or restated from time to time in accordance with the respective terms thereof.

1.38 "Loans" means all Revolving Loans, Term Loans and Advances to be made to the Borrower pursuant to the Loan Agreement.

1.39 "Majority in Interest of the Lenders" means Lenders holding
100% of the aggregate principal amount of the Loans then outstanding hereunder (or if no Loans are at the time outstanding, Lenders having 100% of the Aggregate Loan
Commitment).

1.40 "Maturity Date" means December 31, 2002.

1.41 "Mortgage" means, collectively, the Mortgage and Security Agreement dated March 1, 1993, made by the Borrower, as Mortgagor, in favor of the Lenders, as Mortgagees, recorded in said Bureau as Document No. 93-036896 and that certain Mortgage and Security Agreement made by Borrower, as Mortgagor, in favor of Lenders, as Mortgagees, recorded in said Bureau as Document No. 93-036898, as the same were originally executed and as thereafter amended or modified.

1.42 "Net Profits" means, for any fiscal year, the consolidated, after-tax net profits of the Borrower and its Subsidiaries for such year, determined in accordance with generally accepted accounting principles consistently applied.

1.43 "Net Worth" means, at any time, on a consolidated basis for the Borrower and the Subsidiaries, their Net Worth as shown in the most recent Financial Statements (provided, however, that for purposes of determining Net Worth under the Loan Agreement, the amount of any goodwill or debt discount carried as assets on such Financial Statements, trademarks, patents, copyrights, organizational expense and other similar intangible items shall be subtracted).

1.44 "Note Modification Agreements" means the Note Modification
Agreements of even date herewith by and between Borrower and Bank of Hawaii and First Hawaiian Bank, respectively.

1.45 "Notes" means, collectively, (a) the Revolving Notes, as respectively amended from time to time, (b) from and after the date of the making of the Term Loans, each of the Term Notes, as respectively amended from time to time and (c) the Village Course Facility Notes, as respectively amended from time to time.

1.46 "Notice of Conversion" shall have the meaning provided in
Section 2.7(e) of this Amendment and Restatement.

1.47 "Obligations" means, collectively, the obligations of the Borrower to pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all of the Borrower's other indebtedness, covenants, liabilities and obligations to the Lenders under the Loan Documents, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several.

1.48 "Original Facility" means the revolving loan and term loan facility established by the Original Loan Agreement, as amended by the First Restatement and as the same may be further amended, but excluding the Village Course Facility.

1.49 "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

1.50 "Records" means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language.

1.51 "Recourse Debt" means, as to the Borrower or any Subsidiary, all items of indebtedness, obligation or liability for borrowed funds, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including, but without limitation:

     (a) All indebtedness for borrowed money guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

    (b) All indebtedness for borrowed money in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor; and

    (c) All indebtedness for borrowed money secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance on property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed;
provided, however, the foregoing provisions to the contrary notwithstanding, Nonrecourse Secured Debt shall not be considered Recourse Debt. For this purpose "Nonrecourse Secured Debt" means all items of indebtedness incurred by the Borrower or a Subsidiary for borrowed money, now existing or hereafter arising, secured by real or personal collateral and in respect of which the sole recourse of the holder of the debt instrument for payment of the indebtedness evidenced thereby is against the collateral for such indebtedness, and not against the obligor individually or the obligor's other assets.

1.52 "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect or any successor to all or a portion thereof establishing reserve requirements.

1.53 "Revolving Loans" means Loans requested by the Borrower pursuant to Section 2.3, below, and granted by the Lenders during the Revolving Loan Period (as that term is defined in Section
2.1, below).

1.54 "Revolving Notes" means, collectively (i) originally, each of four Notes, executed by the Borrower pursuant to the Original Loan Agreement and payable individually to the order of an Original Lender, in each case, as amended from time to time, and
(ii) each of such Notes, as respectively amended and restated by the three Amended and Restated Revolving Notes dated December 4, 1996, executed by the Borrower pursuant to the First Restatement, and as the same may be further respectively amended from time to time.

1.55 "Site 29 Project" means that certain real estate development project intended to be built by Kapalua Coconut Grove, LLC, on the 12.2 acre parcel of land, identified as Tax Map Key (2) 4-2-
04-26.

1.56 "Subsidiary" means any corporation of which more than 50% of the outstanding voting securities having ordinary voting power to elect a majority of the Board of Directors of such corporation shall, at the time of determination, be owned directly, or indirectly through one or more Subsidiaries, by the Borrower. A list of the currently-existing Subsidiaries is attached hereto as Exhibit H.

1.57 "Term Loan" has the meaning given to it in Section 2.1(b) of the Loan Agreement.

1.58 "Term Notes" means, collectively, the three Term Notes executed by the Borrower and payable to the order of each Lender, individually, each in the form of Annex IV hereto, and completed in conformity with the provisions of the Loan Agreement.

1.59 "Total Debt" means, as to the Borrower and all Subsidiaries, on a consolidated basis, all Indebtedness for Borrowed Money, including, without limitation, all Recourse Debt and Nonrecourse Secured Debt, plus all lease obligations which are capitalized on the Borrower's and/or Subsidiaries, balance sheets in accordance with generally accepted accounting principles.

1.60 "Type" means either a Base Rate Loan or a LIBOR Loan.

1.61 "Village Course Facility Maturity Date" means December 11,
2000.

1.62 "Village Course Facility Notes" means, collectively, the three promissory notes to be executed by the Borrower and payable to the order of each Lender, individually, in the amount of each such Lender's Individual Loan Commitment with respect to the Village Course Facility, each in the form of Exhibit 1 hereto, and completed in conformity with the provisions of this Loan Agreement.

                         II.  The Loans

     2.1  General Terms.

     (a) Revolving Loans. On the terms and provisions and subject to the satisfaction of the conditions stated in the Loan Agreement, each Lender hereby severally agrees to make Loans to the Borrower, from time to time and at any time prior to the Expiry
Date (the "Revolving Loan Period"), each in a principal amount equal to such Lender's Individual Loan Commitment Percentage with respect to the Original Facility of the total amount to be borrowed on any occasion; provided, however, that (1) subject to the provisions of Section 2.6 of the Loan Agreement, the aggregate principal amount at any one time outstanding of all Loans under the Original Facility shall not exceed the Aggregate
Loan Commitment with respect to the Original Facility, (2) no Lender shall be obligated to make Loans to the Borrower under the Original Facility which shall exceed, in the aggregate principal amount at any one time outstanding, such Lender's Individual Loan Commitment with respect to the Original Facility, (3) each advance of Loan proceeds under the Original Facility shall be made by the several Lenders ratably, in a principal amount equal to such Lender's Individual Loan Commitment Percentage with respect to the Original Facility of the total amount to be borrowed on any occasion, (4) no Lender shall have any obligation or liability to the Borrower or any other Person as a result of the failure of another of the Lenders to observe any of its obligations under the Loan Agreement, and (5) no Lender (in its capacity as such) shall have any obligation or liability to the Borrower or any other Person as a result of the failure of the Agent to observe any of its obligations under this Loan Agreement or the Agency Agreement. During the Revolving Loan Period the Borrower may borrow, repay without penalty or premium and reborrow under the Original Facility, either the full amount of the Aggregate Loan Commitment then in effect with respect to the Original Facility or any lesser sum, provided that any borrowing hereunder shall be in an amount not less than $500,000, and an integral multiple of $100,000, and provided that any voluntary prepayment of the Original Facility shall be in an amount not less than $250,000, and an integral multiple of $50,000.
Principal of and interest on the Revolving Loans shall be paid by the Borrower at the times and in the manner stated in the Revolving Notes and in the Loan Agreement, including, without limitation, Sections 2.7 and 2.8 below.

    (b) Term Loans. Subject to the satisfaction of all terms and conditions of the Loan Agreement, including, without limitation,
Section 3.3 hereof, each Lender severally agrees to make a term loan ("Term Loan") to the Borrower on the Expiry Date, in an amount equal to the aggregate principal amount of the Revolving Loans then outstanding and owing by the Borrower to such Lender. The proceeds of each Term Loan to be made by each Lender shall be used to repay in full the Revolving Loans outstanding with respect to such Lender on the date of the making of the Term Loan. Term Loans may not be reborrowed. Principal of and interest on the Term Loans shall be paid by the Borrower at the times and in the manner stated in the Term Notes and in the Loan Agreement, including, without limitation, Sections 2. 7 and 2.8 below.

    (c) Village Course Facility. On the terms and provisions and subject to the satisfaction of the conditions of the Loan Agreement, the Lenders hereby establish a development line (the "Village Course Facility") in favor of Borrower pursuant to which the Lenders will extend credit to Borrower in the aggregate principal amount of FIFTEEN MILLION DOLLARS ($15,000,000.00) (the "Aggregate Loan Commitment with respect to the Village Course Facility"); provided, however, that (1) the aggregate principal amount at any one time outstanding of all Advances hereunder shall not exceed the Aggregate Loan Commitment with respect to the Village Course Facility, (2) no Lender shall be obligated to make Advances to the Borrower which shall exceed, in the aggregate principal amount at any one time outstanding, such Lender's Individual Loan Commitment with respect to the Village Course Facility, (3) each Advance shall be made by the several Lenders ratably, in a principal amount equal to such Lender's Individual Loan Commitment Percentage with respect to the Village Course Facility of the total amount to be borrowed on any occasion, (4) no Lender shall have any obligation or liability to the Borrower or any other Person as a result of the failure of another of the Lenders to observe any of its obligations under the Loan Agreement, and (5) no Lender (in its capacity as such) shall have any obligation or liability to the Borrower or any other Person as a result of the failure of the Agent to observe any of its obligations under the Loan Agreement or the Agency Agreement. Borrower may draw on the Village Course Facility by obtaining a cash advance (each such cash advance herein referred to as an "Advance"), provided that any Advance shall be in an amount not less than $500,000, and an integral multiple of $100,000. Advances may not be reborrowed. Principal of and interest on the Advances shall be paid by the Borrower at the times and in the manner stated in the Village Course Facility Notes and in the Loan Agreement, including, without limitation, Sections 2.7 and 2.8 below.

     2.2  Notes.

     (a) Revolving Notes. The Borrower's obligation to pay the principal of, and interest on, all Revolving Loans made by each Lender shall be evidenced by a separate Revolving Note, executed by the Borrower and payable to the order of such Lender. Each Revolving Note issued to a Lender shall (1) be payable to the order of such Lender and be dated the date of the initial borrowing of proceeds of Revolving Loans, (2) be in the original principal amount of the Individual Loan Commitment with respect to the Original Facility of such Lender, (3) mature on the Expiry Date, (4) bear interest as provided in Section 2.7 hereof, (5) be repaid as provided in such Revolving Note and in Sections 2.7 and
2.8 hereof and (6) be entitled to the benefits of the Loan
Agreement.

    (b) Term Notes. Each Term Loan made by a Lender to the Borrower shall be evidenced by a separate Term Note, each executed by the Borrower and payable to the order of such Lender. Each Term Note issued to a Lender shall (1) be in the form of Annex IV hereto with blanks appropriately completed in conformity with the Loan Agreement, (2) be dated the Expiry Date, (3) be in the principal amount of the aggregate unpaid principal amount of all Revolving Loans then outstanding with respect to such Lender, (4) bear interest as provided in Section 2.7 hereof, (5) be repaid as provided in such Term Note and in Sections 2.7 and 2.8 hereof,
(6) mature on the Maturity Date and (7) be entitled to the benefits of the Loan Agreement.

    (c) Village Course Facility Notes. The Borrower's obligation to pay the principal of, and interest on, all Advances made by each Lender shall be evidenced by a separate Village Course Facility
Note executed by the Borrower and payable to the order of such Lender. Each Village Course Facility Note issued to a Lender shall (1) be payable to the order of such Lender and be dated the date of this Amendment and Restatement, (2) be in the original principal amount of the Individual Loan Commitment with respect to the Village Course Facility of such Lender, (3) mature on the Village Course Facility Maturity Date, (4) bear interest as provided in Section 2.7 hereof, (5) be repaid as provided in such Village Course Facility Note and in Sections 2.7 and 2.8 hereof and (6) be entitled to the benefits of the Loan Agreement.

     2.3  Requests for Loans.

     (a)  In respect of each Revolving Loan to be made pursuant to
Section 2.1(a) of the Loan Agreement, the Borrower shall give to the Agent at least two (2) full Business Days' (or in the case of a LIBOR Loan, three (3) Eurodollar Days') notice of the Borrower's request therefor in writing, signed by an authorized officer of Borrower, specifying the date of such Revolving Loan, which shall be a Business Day, and the principal amount of such Revolving Loan (which shall be not less than $500,000 and shall be in an integral multiple of $100,000),

    (b) In respect of each Advance, the Borrower shall give to the Agent at least two (2) full Business Days' (or in the case of a LIBOR Loan, three (3) Eurodollar Days') notice of the Borrower's request therefor by a written "Notice of Borrowing/Conversion" in the form of Exhibit 2 attached hereto, signed by an authorized officer of Borrower. If the Advance will be a LIBOR Loan, such written notice shall indicate the LIBOR Interest Period applicable thereto.

     2.4 Disbursements. During the Revolving Loan Period the Agent will credit the proceeds of each Revolving Loan to the Borrower's deposit account with Bank of Hawaii or, at the Borrower's request, disburse the proceeds of such Revolving Loan to the order of the Borrower. Unless otherwise directed in writing by the Borrower, all proceeds of Advances shall be credited to the Borrower's Deposit Account No. 61-058745, maintained with the Agent.

2.5  Fees.

     (a) Commitment Fee With Respect to the Original Facility. The Borrower shall pay to the Agent for pro rata distribution to each Lender, a commitment fee on the average daily unutilized
Aggregate Loan Commitment with respect to the Original Facility, computed at the rate of one-quarter of one percent (0.25%) per an num computed on the basis of the actual number of days elapsed over a year of 365 or 366 days (as the actual case may be) and payable quarterly in arrears commencing on December 31, 1996, and thereafter, on the last day of each March, June, September and December prior to the Expiry Date and on the Expiry Date (or such earlier date as the Aggregate Loan Commitment with respect to the Original Facility shall be terminated).

    (b)  Village Course Facility Fee. In respect of the Village
Course Facility, the Borrower shall pay to the Agent, on demand, for distribution to the Lenders according to their Individual
Commitment Percentages with respect to the Village Course
Facility the following non-refundable fee:  $56,250.00.

    (c) Agent's Fee. For and in respect of the services of the Agent to be rendered with respect to the Original Facility hereunder and under the Agency Agreement, the Borrower agrees to pay to the Agent the fee set forth in Section 5.1(l) hereof. Agent's underwriting fee with respect to the Village Course Facility is established by separate agreement between Agent and Borrower.

     2.6  Reductions of Commitment.

     (a) Mandatory Reduction. By the close of business on each date the Borrower or any Subsidiary receives any net sales proceeds (i.e., gross sales proceeds less closing costs acceptable to the Lenders) in respect of the sale of any real estate assets of the Borrower or any Subsidiary, the Borrower shall notify the Agent of such sale and the Borrower's receipt of such net sale proceeds and shall pay to the Lenders through the Agent 75% of the after-tax net proceeds so received by the Borrower as a mandatory payment of the outstanding principal amount of the Loans under the Original Facility; provided, however, that such mandatory payments of principal shall not permanently reduce the Aggregate Loan Commitment with respect to the Original Facility.

    (b) Voluntary Reduction. The Borrower shall have the right, at any time and from time to time, upon not less than one full calendar month's prior written notice to the Agent, to voluntarily reduce the amount of the Aggregate Loan Commitment with respect to the Original Facility, in any integral multiple of $1,000,000. Contemporaneously with each such voluntary reduction, the Borrower shall repay or prepay to the Lenders, through the Agent, the amount, if any, by which the then outstanding aggregate principal balance of the Loans under the Original Facility exceeds the Aggregate Loan Commitment with respect to the Original Facility as so reduced. Notwithstanding any provision in the Loan Agreement to the contrary, in no event shall any such voluntary reduction which results in a prepayment of any LIBOR Loan occur on any day other than the last day of the LIBOR Interest Period applicable to such LIBOR Loan.

    (c) Effects of Reductions. After any such reduction, (1) the commitment fees provided for in Section 2.5 of this Loan Agreement shall be calculated in respect of the Aggregate Loan Commitment with respect to the Original Facility as so reduced,
(2) the Individual Loan Commitments with respect to the Original Facility of each Lender shall be reduced pro rata in accordance with their respective Individual Loan Commitment Percentage with respect to the Original Facility, which shall remain unchanged, and (3) the notice of reduction described in subparagraph (b) above, shall be irrevocable and the Aggregate Loan Commitment with respect to the Original Facility may not be thereafter increased without the written consent of all of the Lenders.

     2.7 Interest Rates and Payments of Interest. Interest on the principal balance of the Loans shall accrue and be paid at the rates, at the times and in the manner stated in the Notes and as follows:

     (a) Revolving Loan Period. Outstanding balances of principal of the Revolving Loans during the Revolving Loan Period shall bear interest at either of the following interest rate options that Borrower may select in accordance with the terms of the Loan
Agreement (i) a floating rate equal to the Base Rate in effect from time to time or (ii) LIBOR, plus two and one-quarter percentage points (2.25%). With respect to all LIBOR Loans in effect during the Revolving Loan Period, the Borrower shall give to the Agent at least three (3) Eurodollar Days prior to the last day of the LIBOR Interest Period then applicable to such LIBOR
Loans a written notice stating whether the Borrower elects to continue such Loan as a LIBOR Loan and the LIBOR Interest Period to be applicable thereto or as a Base Rate Loan; provided that in no event shall the Borrower have the right (x) to select a LIBOR Interest Period that extends beyond the Expiry Date or (y) if at the time of such election, an Event of Default shall have occurred, to continue such Loan as a LIBOR Loan. Notwithstanding any provision in the Loan Agreement to the contrary, in no event shall the Borrower have the right to borrow, convert or continue any Revolving Loan as a LIBOR Loan unless the aggregate principal amount of all Revolving Loans is greater than or equal to $500,000. No more than six (6) LIBOR Loans may be outstanding under the Original Facility at any one time.

     During the Revolving Loan Period, interest accruing on the principal balance of the Revolving Loans at the rate(s) per annum aforesaid shall be due and payable (i) quarterly in arrears on the last day of each March, June, September and December, (ii) on the Expiry Date, (iii) on the last day of each LIBOR Interest Period and (iv) at maturity (whether by acceleration or otherwise).

     (b) Term Loan Period. In the event that the Term Loans shall be made, then during the period (the "Term Loan Period") commencing on the Expiry Date, to and including the date that the Term Loans are paid in full, at the option of the Borrower initially either
(i) a floating rate per annum equal to the Base Rate in effect from time to time, or (ii) LIBOR, plus two and one-half percentage points (2.5%). The Borrower shall give to the Agent no later than the date (the "Term Loan Interest Election Date") three (3) Eurodollar Days preceding the Expiry Date, a written notice (the "Notice of Interest Rate Election") that it elects to have the Term Loans bear interest as Base Rate Loans or LIBOR
Loans, which Notice of Interest Rate Election shall comply in all respects with the provisions in this Section 2.7(b).
Notwithstanding any provision in the Loan Agreement to the contrary, if the Borrower fails to give such Notice of Interest
Rate Election to the Agent on or before the Term Loan Interest Election Date, the Term Loans initially shall bear interest from and after the date which the Term Loans are made as Base Rate
Loans. In the event that the Borrower, pursuant to and in accordance with this Section 2.7(b), elects to have the Term
Loans initially bear interest as LIBOR Loans, such Notice of Interest Rate Election must state whether the initial LIBOR
Interest Period applicable to the Term Loans shall be a period of one month, two months, three months or six months. With respect to all LIBOR Loans in effect during the Term Loan Period, the Borrower shall give to the Agent at least three (3) Eurodollar
Days prior to the last day of the LIBOR Interest Period then applicable to such LIBOR Loans a written notice stating whether the Borrower elects to continue such Loan as a LIBOR Loan and the LIBOR Interest Period to be applicable thereto or as a Base Rate Loan; provided that in no event shall the Borrower have the right
(x) to select a LIBOR Interest Period that extends beyond the Maturity Date or (y) if at the time of such election, an Event of Default shall have occurred, to continue such Loan as LIBOR Loan. Notwithstanding any provision in the Loan Agreement to the contrary, in no event shall the Borrower have the right to borrow, convert or continue any Term Loan as a LIBOR Loan, unless the aggregate principal amount of all Term Loans is greater than or equal to $500,000. No more than six (6) LIBOR Loans may be outstanding under the Original Facility at any one time.

     From and after the date of the making of the Term Loans, interest accruing on the principal balance of the Term Loans at the rate(s) per annum aforesaid shall be due and payable (i) quarterly in arrears on the last day of each March, June, September and December and (ii) on the last day of each LIBOR Interest Period and (iii) at maturity (whether by acceleration or otherwise).

     (c) Village Course Facility. The Borrower agrees to pay interest on the outstanding principal balance of the Advances pursuant to the following interest rate options that the Borrower may select in accordance with the provisions of the Loan Agreement: (i) a floating rate equal to the Base Rate in effect from time to time;
or (ii) LIBOR plus two and one-half percentage (2.5%) points. Any portion of the Village Course Facility that is not a LIBOR Loan is a Base Rate Loan. LIBOR Loan amounts under the Village Course Facility shall be in minimums of $500,000 and in multiples of $100,000, with at most six (6) LIBOR Loans outstanding under the Village Course Facility at any one time.

     The Borrower agrees to make monthly payments, to the Agent for distribution to the Lenders, of all accrued interest on the outstanding principal balance of each Base Rate Loan under the Village Course Facility on the first day of each month. The Borrower agrees to pay, to the Agent for distribution to the Lenders, interest on the unpaid principal amount of each LIBOR Loan under the Village Course Facility on the earlier of (i) the last day of the LIBOR Interest Period or (ii) the last day of each three-month interval occurring during the LIBOR Interest Period and at maturity (whether by acceleration or otherwise).

     (d)  General. With respect to all Loans:

          (1) Any floating rate of interest will increase or decrease during the term of this Loan Agreement if there is an increase or decrease in the rate to which the floating rate is tied. If the rate to which the floating rate is tied is no longer available, the Agent will choose a new rate that is based on comparable information.

         (2) Interest shall be computed on the basis of the actual number of days elapsed between payments and on the basis of a 365-day year (or, in leap years, on the basis of 366-day year) with respect to Base Rate Loans and on the basis of a 360-day year with respect to LIBOR Loans.

        (3) In computing interest on each Loan, the date of the making of such Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, such day shall nevertheless be included in computing interest thereon.

        (4) In no event shall the Borrower be obligated to pay any amount under this Agreement that exceeds the maximum amount allowable by law. If any sum is collected in excess of the applicable maximum amount allowable by law, the excess collected shall, at the Lenders, discretion, be applied to reduce the principal balance of the Loans or returned to the Borrower.

       (5) The foregoing rates of interest shall be subject to the provisions of Section 6.2(c) hereof relating to the Default Rate upon the occurrence and during the continuance of an Event of Default.

     (e) Conversions. At any time and from time to time, the Borrower may elect, subject to the condition precedent that no Event of Default shall have occurred and is continuing, to convert the Loans from one Type to another Type. Each time that the Borrower elects to convert Loans from one Type to another Type, it shall deliver to the Agent a written notice (a "Notice of Conversion"), in the form attached hereto as Exhibit 2 at least three (3) Business Days, if such Loans are to be converted to Base Rate Loans, or at least three (3) Eurodollar Days, if such Loans are to be converted to LIBOR Loans, prior to the date on which such conversion is to be effective. Each such Notice of Conversion shall state (i) the date (the "Conversion Date") on which such conversion is to occur, which date shall be (1) a Business Day, if such Loans are to be converted from LIBOR Loans to Base Rate Loans or (2) a Eurodollar Day, if such Loans are to be converted to LIBOR Loans, (ii) whether such Loans are to be converted to Base Rate Loans or LIBOR Loans and (iii) with respect to the conversion from Base Rate Loans to LIBOR Loans, the LIBOR Interest Period which shall be applicable to the LIBOR Loans upon such conversion. Notwithstanding any provision in the Loan Agreement to the contrary, in no event shall the Borrower have any right to select any LIBOR Interest Period which extends beyond the Expiry Date, if such Loans are Revolving Loans, the Maturity Date, if such Loans are Term Loans, or the Village Course Facility Maturity Date if such Loans are Advances.

     2.8  Payments and Prepayments of Principal.

     (a) Revolving Loans. The principal of the Revolving Loans shall be due and payable as set forth in Section 2.6 hereof with respect to mandatory reductions of principal. In addition, on the Expiry Date (or such earlier date on which the Aggregate Loan
Commitment with respect to the Original Facility shall be terminated), the outstanding principal balance of all Revolving
Loans shall be due and payable.

    (b) Term Loans. The principal of the Term Loans shall be due and payable as set forth in Section 2.6 hereof with respect to mandatory reductions of principal. In addition, the outstanding principal balance of the Term Loans shall be repaid in six equal semi-annual installments, each of which shall be in an amount equal to the lesser of (1) the product of the aggregate outstanding principal balance of the Term Loans, multiplied by 1/6, or (2) the then outstanding principal balance of the Term
Loans. On the Maturity Date, the entire principal balance of the Term Loans shall be due and payable.

    (c) Village Course Facility. All principal and accrued interest then outstanding with respect to the Village Course Facility shall be due and payable in full on or before the Village Course
Facility Maturity Date.

    (d)  General.
          (1) Principal balances outstanding under the Notes shall be paid, and may be prepaid without penalty or premium, in the amounts, at the times and in the manner stated herein and in the Notes. No payment or prepayment of principal under any of the Notes for either the Original Facility or the Village Course
Facility shall be made without a concurrent payment or prepayment of principal under the other Notes for the same facility, and all principal amounts paid or prepaid on the Notes shall be shared among the Lenders pro rata, in accordance with their respective Individual Loan Commitment Percentages with respect to the Original Facility or the Village Course Facility, as the case may be. Payments and prepayments of principal with respect to the Original Facility, during the Revolving Loan Period, shall be in amounts not less than $250,000, and in integral multiples of $50,000. Notwithstanding any provision in the Loan Agreement to the contrary, in no event shall any prepayment of any LIBOR Loan occur on any day other than the last day of the LIBOR Interest
Period applicable to such LIBOR Loan.

    (2) If any payment under this Agreement is not made when due, the Borrower will pay to the Agent for pro rata distribution to the Lenders (or for the sole account of Agent to the extent relating to a payment not to be distributed to the Lenders) a late charge in respect of that payment, in the amount of 5% of the overdue payment.

     2.9 Sums Payable to the Lenders. The Agent shall send to the Borrower, from time to time, statements of all amounts due under the Notes and other Loan Documents, which statements shall be considered correct and conclusively binding on the Borrower, absent manifest error, unless the Borrower notifies the Agent to the contrary within 30 Business Days of its receipt of any statement which it deems to be incorrect. The records of the Agent evidencing the date of disbursement and principal amount of each Loan and the amounts of all repayments of principal and payments of interest on each Loan shall constitute prima facie evidence of the making and repayment of such Loans and of the payment of such interest. However, the Agent's making of erroneous notations in its records shall not affect the Borrower's obligation to repay the outstanding balance of principal under a Loan, and accrued interest thereon, as provided in the Loan Agreement. All sums payable to the Lenders under the Notes and other Loan Documents shall be paid directly to the Agent, in its capacity as such, in immediately available funds.

2.10 Payment Dates. Whenever any payment of principal of, or interest on, any Loan or of any commitment fee shall be due on a day which is not a Business Day (or a Eurodollar Day in the case of a LIBOR Loan), the date for payment thereof shall be extended to the next succeeding Business Day or a Eurodollar Day as the case may be. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time. Any payment received by the Agent after 11:00 a.m. shall not be credited until the next
Business Day.
2.11 Funding Loss and Yield Protection Provisions.
     (a) Change in Legality; Additional Costs to Lenders. If after the date of the Loan Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall, with respect to the Lenders, or any of them, (1) change the basis of taxation of payments to the Lenders, or any of them, or the principal or interest on the Loans under the Loan
Agreement, (2) impose, modify or hold applicable any fees, reserve requirements, special deposits or any costs to the Lenders, or any of them, in respect of the Loans, or (3) cause a reduction in the amount of any sum received or receivable under the Loan Agreement; then, and in any such event, the Borrower shall pay to the Agent, on demand, for distribution to such Lenders, such additional amounts as will compensate such Lender(s) on an after-tax basis for such cost or reduction incurred; provided, however, that the Borrower shall not be obligated directly or indirectly to pay for federal or state income taxes measured or levied generally upon the net income of any Lender. The Lenders may use any reasonable method in calculating their additional costs under this Section, which calculation shall be conclusive absent manifest error.

(b) Capital Requirements. If the Lenders, or any of them, shall determine that compliance with any law, regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) would result in an increase in the amount of capital required or expected to be maintained by such Lender(s) or any corporation controlling such Lender(s), and that such increase is based upon the existence of such Lender's commitment hereunder and other commitments of this type, then, and in any such event, the Borrower shall pay the Agent as an additional fee, from time to time on demand, for distribution to such Lender(s), such amount(s) as such Lender(s) shall determine to be the amount(s) that will compensate it or them or such other corporation for any reduction in the rate of return on such capital. A certificate as to the amount of compensation, submitted to the Borrower by the affected Lender(s), shall be conclusive and binding for all purposes absent manifest error.

(c)  Lack of Availability or Profitability of Eurodollar
Deposits; Illegality. In the event that any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that:

          (1) on any date for determining LIBOR for any LIBOR Interest Period, by reason of any change after the date hereof affecting the interbank market or affecting the position of such Lender in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to LIBOR;
or

        (2) at any time, by reason of (i) any change after the date of the Loan Agreement in any applicable law or governmental rule, regulation or order (or any interpretation thereof by any government authority or otherwise (provided that, in the case of an interpretation not by a governmental authority, such interpretation shall be made in good faith and shall have a reasonable basis) and including the introduction of any new law or governmental rule, regulation or order), to the extent not provided for in clause (3) below, or (ii) in the case of LIBOR
Loans, other circumstances affecting such Lender or the interbank market or the position of such Lender in such market, LIBOR shall not represent the effective pricing to such Lender for funding or maintaining the affected LIBOR Borrowing; or

        (3) at any time, by reason of the requirements of Regulation D or other official reserve requirements, LIBOR shall not represent the effective pricing to such Lender for funding or maintaining the affected LIBOR Loan; or

        (4) at any time, the making or continuance of any LIBOR Loan has become unlawful or compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order, or would cause severe hardship to such Lender as a result of a contingency occurring after the date hereof which materially and adversely affects the interbank market;
then, and in any such event, such Lender shall on such date of determination give notice (by telephone confirmed in writing) to the Agent and the Borrower of such determination. Thereafter, in the case of clause (1), (2) or (3) above, (and without affecting
Borrower's obligations to pay interest on the Loans at the rates set forth in Section 2.7 hereof) Borrower shall pay to the Agent for payment to such Lender, upon written demand therefor, such additional amounts deemed in good faith by such Lender to be material (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Agent or such Lender in its discretion shall determine) as shall be required to cause such Lender to receive interest with respect to its affected LIBOR Loan at a rate per annum equal to the sum of (i) the applicable rate per annum determined in accordance with
Section 2.7, hereinabove, plus (ii) the effective pricing to such Lender to make or maintain such LIBOR Loan, and in the case of clause (4), Borrower shall within five (5) Business Days prepay all LIBOR Loans so affected, together with all accrued interest thereon but without penalty for any costs, net losses or overhead pursuant to Section 2.11(e), subject to the provisions of Section
2.11(d) hereinbelow. A certificate as to additional amounts owed to any Lender, shown in reasonable detail the basis for the calculation thereof, submitted to Borrower and the Agent by the Lender shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto.

     (d) Borrower's Right to Convert Loans. At any time that any of its Borrowings are affected by the circumstances described in
Section 2.11(c) Borrower may (i) if a LIBOR Loan has been requested but not implemented, cancel such Loan or conversion by giving the Agent notice thereof by telephone (confirmed in writing) pursuant to Section 2.11(c) or (ii) if the affected
LIBOR Loan is then outstanding, upon at least three (3) Business Days' written notice to the Agent, require the Lenders to convert such LIBOR Loan into a Base Rate Loan.

    (e) Funding Loss Indemnification. If the Borrower shall (a) pay or convert any LIBOR Loan on any day other than the last day of the applicable LIBOR Interest Period (whether on account of a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise); or (b) fail to borrow any LIBOR Loan after giving due notice thereof to the Agent pursuant to Section 2.3 or
Section 2.7, as the case may be, or (c) fail to convert any Base
Rate Loan into a LIBOR Loan after giving due notice thereof to the Agent pursuant to Section 2.7, the Borrower shall reimburse the Lenders and hold the Lenders harmless for all costs, net losses or administrative overhead incurred as a result of such repayment, prepayment or failure. The Lenders may use any reasonable method in calculating their loss under this Section, which calculation shall be binding and conclusive on the Borrower absent manifest error.
                    III. Conditions Precedent

     3.1 Documents Required. The Lenders shall have no several obligations to make disbursements of Loans pursuant to the provisions of the Loan Agreement, unless and until the Lenders (through the Agent) shall have received such executed originals or certified copies of each of the following instruments as the Lenders (through the Agent) may have reasonably requested, in each case in form and substance acceptable to the Lenders and their respective legal counsel:

     (a) The Loan Agreement, the Notes, the Mortgage, the Additional Security Mortgage, UCC Financing Statements describing the security interests created by the Mortgage and Additional
Security Mortgage, and the Environmental Indemnity Agreement;

    (b)  The Agency Agreement;

    (c) A certificate signed by the Borrower's corporate secretary, certifying to the Lenders and Agent: (1) as to the adoption of Resolutions of the Borrower's Board of Directors authorizing the execution, delivery and performance of the Loan Documents and all other documents to be delivered by the Borrower pursuant to this Loan Agreement; (2) as to the incumbency and signatures of the officers of the Borrower signing the Loan Documents, and each other document to be delivered by the Borrower pursuant to this Loan Agreement; and (3) that the Articles of Incorporation and By-Laws of the Borrower, true copies of which have been attached to such certification, have not been amended since the date of such delivery;

    (d)  A certificate of the Director of Commerce and Consumer
Affairs of the State of Hawaii, evidencing the good standing of the Borrower in the State of Hawaii;

    (e) A written opinion of independent counsel to the Borrower, addressed to the Lenders, stating that:
          (1) The Borrower and the Subsidiaries are corporations duly organized, validly existing and in good standing under the Laws of the State of Hawaii and are duly qualified and in good standing as foreign corporations in all jurisdictions wherein the nature of their businesses or the properties owned by them make such qualification necessary;

         (2) The Borrower has the corporate power and authority to execute and deliver the Loan Documents, to borrow money hereunder, and to perform the Obligations;

        (3) All corporate action required to be taken by the Borrower to enter into the transactions contemplated by the Loan Agreement has been duly taken, and all consents and approvals of all Persons, necessary to the validity of the Loan Documents, and each other document to be delivered by the Borrower hereunder have been duly obtained, and the Loan Documents and such other documents do not conflict with any provision of the Articles of Incorporation or By-Laws of the Borrower, or of any applicable
Laws or any other agreement binding upon the Borrower or its property of which such counsel has knowledge and the Borrower's execution, delivery and performance of the Loan Documents do not require the consent or approval of any governmental body or regulatory authority;

        (4) The Loan Documents and all other documents required to be delivered by the Borrower pursuant to the provisions of the Loan
Agreement have been duly executed by, and each is a valid and binding obligation of, the Borrower, enforceable in accordance with its terms;

        (5) Kapalua Land Company, Ltd. ("KLC") has the corporate power and authority to execute and deliver the Additional Security
Mortgage, all corporate action required to be taken by KLC in respect of its execution and delivery of the Additional Security
Mortgage has been duly taken, and the Additional Security
Mortgage has been duly executed and delivered by KLC and is a valid and binding obligation of KLC, enforceable in accordance with its terms; and

        (6) Such counsel is without any knowledge of any matters contrary to the representations and warranties contained in
Section 4.1 of the Loan Agreement; and

     (f) A certificate dated the date of the Loan Agreement and signed by the President or an Executive Vice President of the Borrower, certifying to the Lenders and Agent that:

          (1) The representations and warranties contained in Section 4.1 of the Loan Agreement are true on and as of such date; and

          (2) No Event of Default under the Loan Agreement, and no event which, with the giving of notice or passage of time, or both, would become such an Event of Default, has occurred on and as of such date;

     (g) Evidence that the Revolving and Term Loan Agreement dated as of December 27, 1990, as amended by instruments dated as of December 31, 1991 and March 31, 1992, among Bank of Hawaii, First Hawaiian Bank and Bank of America National Trust and Savings Association (successor-in-interest to Security Pacific National
Bank), as Lenders, Bank of Hawaii, as Agent, and the Borrower, together with the Notes and Agency Agreement therein described, have been terminated, and that all Loans and all other indebtedness of the Borrower thereunder have been repaid or paid in full (or that arrangements, acceptable to the Lenders and Agent thereunder, the Lenders and Agent hereunder, and the Borrower, have been made for the repayment of said Loans and the payment of all such other indebtedness from the proceeds of the initial Loans under this Loan Agreement); and

    (h) Evidence that the Mortgage and Additional Security Mortgage have been recorded in the Bureau of Conveyances of the State of Hawaii (and, if appropriate, filed in the office of the Assistant Registrar of the Land Court of Hawaii), that the related UCC Financing Statements have been filed in said Bureau, and that the Lenders hold a first mortgage lien on and first security interest in all properties described in and purported to be encumbered by the Mortgage and Additional Security Mortgage, subject to no liens or encumbrances other than those noted in (or authorized by) the Mortgage.
     In addition to the foregoing conditions precedent, the following conditions shall have been satisfied:

     (i) At the time of the initial disbursement of Loan proceeds under the Loan Agreement and of each subsequent disbursement of Loan proceeds under the Loan Agreement:

          (1) No Event of Default under the Loan Agreement shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time, or both, would become such an Event of Default;

          (2) The Agent shall have received a request for such disbursement pursuant to Section 2.3 of the Loan Agreement;

          (3) The representations and warranties contained in Section 4.1 of the Loan Agreement shall be true on and as of the date of such disbursement with the same force and effect as if made on and as of such date;

          (4) The Lenders shall have remitted to the Agent the Lenders, respective pro rata shares of the disbursement then due; and

          (5) All legal matters incidental to such disbursement shall be satisfactory to the Agent's counsel.

     The parties hereto acknowledge that the foregoing conditions precedent set forth in this Section 3.1 have heretofore been satisfied with respect to the initial disbursement of Loan proceeds.

     3.2 Conditions Precedent to Effective Date of Amendment and Restatement. Notwithstanding anything herein to the contrary, the effectiveness of the amendment and restatement of the Original Loan Agreement in accordance with the terms of this Amendment and Restatement, is subject to the satisfaction of all of the following conditions, and on the date of the satisfaction of such conditions (the "Effective Date"), the Original Loan Agreement shall be deemed amended and restated as set forth herein:

     (a) Documents Required. The Agent shall have received, in each case in form and substance satisfactory to the Agent and the Lenders, such fully executed originals or certified copies as the Agent and the Lenders may have requested of each of the following, in each case as amended through the Effective Date:

          (1) Loan Documents. This Amendment and Restatement and the Village Course Facility Notes, each executed by the Borrower and completed in conformity with the provisions of this Amendment and Restatement, the Note Modification Agreements, the Confirmations of Mortgage and said Amended and Restated Agency Agreement;

         (2) Consents and Authority. Evidence that the Borrower has obtained all necessary and appropriate authority, approvals and consents to execute, deliver and perform the terms of (i) this Amendment and Restatement, the Village Course Facility Notes, the Note Modification Agreements and the Confirmations of Mortgage (collectively called the "Amending Documents") and (ii) the Loan Documents, as amended and restated by the Amending Documents, including, without limitation, certified resolutions of the Borrower as to such authority;
        (3) BOA. An Assignment by BOA to the Lenders of BOA's interests in the Mortgage and the Additional Security Mortgage;
and

        (4) Title Insurance. An ALTA Form Lender's Title Insurance Policy for $30,000,000.00, assuring to the Lenders the validity and agreed-upon priority of the Mortgage and the Additional
Security Mortgage may require.   Such Title Insurance Policy may
be subject to an exception for survey matters.
     (b)   Certain other Events. On the Effective Date:

          (1) No event shall have occurred and be continuing that (i) constitutes an Event of Default, or (ii) with the giving of notice or passage of time, or both, would constitute such an Event of Default (a "Default").

          (2) The representations and warranties contained in Section 4.1 of the Loan Agreement shall be true on and as of the Effective
Date with the same force and effect as if made on the Effective
Date, other than as previously disclosed to the Agent with respect to the representations and warranties set forth in
Section 4.1(f) and (k) hereof.

          (3) No material adverse change shall have occurred in the financial condition of the Borrower since the date of the most recent of the Borrower's financial statements submitted to the Agent.

          (4) The Borrower shall have delivered to the Agent and the Lenders a certificate dated the Effective Date, signed by the President or an Executive Vice President of the Borrower, certifying to the Agent and the Lenders the matters set forth in clauses (1) and (2) of Section 3.1(f) of the Loan Agreement.

          (5) All legal matters incidental to the closing shall be satisfactory to legal counsel for the Agent and each Lender.

     (c) Interest and Other Charges. On the Effective Date, the Borrower shall have paid to the Agent (1) the fee referred to in
Section 2.5(b) hereof, and (2) all sums of accrued interest and other fees and charges then outstanding under the Loan Documents.

     On the Effective Date, subject to the satisfaction of the foregoing conditions, the Original Loan Agreement shall be deemed amended and restated in accordance with the provisions of this Amendment and Restatement, with the force and effect set forth in
Section 7.18 hereof.

     3.3 Conditions to Term Loans. The obligation of the Lenders to make their respective Term Loans to the Borrower on the Expiry
Date shall be subject to the satisfaction of the following conditions precedent:

     (a) Term Notes. The Borrower shall have executed and delivered to the Agent for distribution to the Lenders each of the Term
Notes;

    (b)  Defaults and Events of Default. No Default or Event of
Default under the Loan Agreement shall have occurred and be continuing;

    (c) Representations and Warranties. The representations and warranties contained in Section 4.1 of the Loan Agreement shall be true on and as of the Expiry Date with the same force and effect as if made on the Expiry Date;

    (d) Certificate. The Borrower shall have delivered to the Agent and the Lenders a certificate dated the Expiry Date, signed by the President or an Executive Vice President of the Borrower, certifying to the Agent and the Lenders the matters set forth in clauses (1) and (2) of Section 3.1(f) of the Loan Agreement; and

    (e) Illegality. The making of the Term Loans shall not have been rendered illegal by any of the Laws applicable thereto.

    If such conditions shall not have been satisfied on Expiry
Date, all outstanding principal together with accrued and theretofore unpaid interest on the Revolving Loans and all other amounts due to the Lenders under the Loan Documents shall be paid in full on the Expiry Date.

IV.  Representations and Warranties

     4.1 Original. To induce the Lenders to enter into this Amendment and Restatement, the Borrower represents and warrants to the Lenders as follows:

     (a) The Borrower and the Subsidiaries are corporations duly organized, validly existing and in good standing under the Laws of Hawaii; the Borrower and the Subsidiaries have the lawful corporate power and adequate authority, rights and franchises to own or lease their respective properties and to engage in the businesses they each conduct, and each is duly qualified and in good standing as a foreign corporation in each jurisdiction, if any, wherein the nature of the business transacted by it or property owned by it makes such qualification necessary;

(b) The execution and performance of the Loan Documents will not immediately, or with the passage of time or the giving of notice, or both:
          (1) Violate the Articles of Incorporation or By-Laws of the Borrower, or violate any Laws or breach or result in a default under any contract, agreement, or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its property is bound, or require the consent or approval of any governmental office or official; or

          (2) Result in the creation (or an obligation to create) or imposition of any security interest in, or lien or encumbrance on, any of the assets of the Borrower or any Subsidiary, other than the liens or security interests intended to be created by the Mortgage and by the Additional Security Mortgage;

     (c) The Borrower has the corporate power and authority to execute and deliver the Loan Document and to incur and perform the obligations, and has taken all corporate action necessary to authorize the execution, delivery, and performance of the Loan Documents;

     (d) The Borrower's execution, delivery and performance of the Loan Documents do not require the consent or approval of any governmental body or other regulatory authority;

     (e)  The Loan Agreement is, and the remainder of the Loan
Documents when executed and delivered will be, the legal, valid and binding obligations of the Borrower, and enforceable in accordance with their respective terms;

     (f) All Financial Statements heretofore furnished by the Borrower to the Lenders, including any schedules and notes pertaining thereto, were prepared in accordance with GAAP, and fully and fairly presented the financial condition of the Borrower and its Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and as of the date of this Amendment and Restatement there have been no material adverse changes in the consolidated financial condition or business of the Borrower and its Subsidiaries from the date of the most recent Financial Statements furnished to the Lenders, except as disclosed by Borrower to Agent in writing;

     (g) Except as otherwise permitted by the Loan Agreement, the Borrower and its Subsidiaries have filed all federal, state and local tax returns and other reports they were required by Laws to have filed prior to the date of this Amendment and Restatement and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that were due and payable prior to the date of this Amendment and Restatement, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; and the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books;

     (h) Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower or any Subsidiary or have a materially adverse effect on the financial condition of the Borrower or any Subsidiary, the Borrower and its Subsidiaries have complied with all applicable Laws in respect of: (1) restrictions, specifications, or other requirements pertaining to products that the Borrower or any Subsidiary grows, manufactures or sells or to the services each performs; (2) the conduct of their respective businesses; and (3) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses;

     (i) There are no chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes
(collectively, "hazardous materials") at any premises owned, leased, operated, controlled or used by the Borrower or any of the Subsidiaries where such could reasonably be expected to have a materially adverse effect on the operations or financial condition of the Borrower and the Subsidiaries or the Borrower's ability to repay the Loans, and the Borrower and the Subsidiaries do not manufacture, process, distribute, use, treat, store, dispose of, transport or handle hazardous materials in such a manner as to create expectations of such a materially adverse effect on the operations or financial condition of the Borrower and the Subsidiaries or the Borrower's ability to repay the Loans;

     (j) The Borrower has no Subsidiaries other than those listed in Exhibit H, attached hereto;

     (k) No litigation or other proceeding is pending or threatened against the Borrower or any of its Subsidiaries or any of their respective properties which if determined adversely to the Borrower or any such Subsidiary, would have a materially adverse effect on the Collateral or on the consolidated financial condition or business prospects of the Borrower and its Subsidiaries, except as disclosed by Borrower to Agent in writing;

     (l) Neither the execution of the Loan Agreement nor the Borrower's use of proceeds of the Loans will constitute a violation of any of Regulations G, T and U of the Board of Governors of the Federal Reserve System or any interpretations thereof or rulings thereunder;

     (m) The Borrower and its Subsidiaries have good and marketable title to all of their respective assets, subject only to such exceptions or encumbrances as do not materially adversely affect either the consolidated financial conditions of the Borrower and its Subsidiaries as currently reflected in the Financial
Statements or the conduct of the businesses of the Borrower and its Subsidiaries;

     (n) All Defined Benefit Pension Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Borrower and each Subsidiary meet the minimum funding standards of 302 of ERISA, and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred in respect of any such Plan;

     (o) No representation or warranty by the Borrower contained in the Loan Agreement or in any certificate or other document furnished by the Borrower pursuant to the Loan Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made; and

     (p) Neither the Borrower nor any Subsidiary is subject to provisions of the Investment Company Act of 1940, provisions of the Public Utility Holding Company Act of 1935, provisions of the Interstate Commerce Act or provisions of any other statute or regulation which restrict the execution or performance of this Loan Agreement or the Notes by the Borrower.

     4.2  Survival. All representations and warranties stated above in
Section 4.1 shall survive until all the obligations shall have been satisfied in full.

                  V.   The Borrower's Covenants

     The Borrower covenants to and agrees with the Lenders that, so long as any of the Obligations shall remain unsatisfied or any commitments hereunder remain outstanding, the Borrower will comply, and will cause its Subsidiaries to comply, with the following covenants:

     5.1  Affirmative Covenants.

     (a)  The Borrower will furnish to the Lenders, through the Agent:

          (1) Within 60 days after the close of each quarterly accounting period in each fiscal year: (i) a consolidated statement of Net
Worth and a consolidated statement of cash flow of the Borrower and its Subsidiaries for such quarterly period; (ii) a consolidated income statement of the Borrower and Subsidiaries for such quarterly period; (iii) a consolidated balance sheet of the Borrower and Subsidiaries as of the end of such quarterly period; (iv) a certification by the Borrower's chief financial officer, in reasonable detail, evidencing the Borrower's compliance at the end of such quarterly accounting period with the covenants contained in Sections 5.1 and 5.2 of the Loan
Agreement; (v) summary schedules of income and cash flow for the Borrower's resort division and pineapple division, Napili Plaza and Kaahumanu Center, all in reasonable detail, subject to year-end audit adjustments and certified by the Borrower's President or chief financial officer to have been prepared in accordance with GAAP by the Borrower and Subsidiaries, except for any inconsistencies explained in such certificate; and (vi) a written summary (in reasonable detail) of all projects approved by the Borrower or any of its Subsidiaries during such quarterly period which are reasonably expected to involve Capital Expenditures exceeding $1,000,000;

          (2) Within 90 days after the close of each fiscal year: (i) a consolidated statement of Net Worth and a consolidated statement of cash flow of the Borrower and its Subsidiaries for such fiscal year; (ii) a consolidated income statement of the Borrower and Subsidiaries for such fiscal year; (iii) a consolidated balance sheet of the Borrower and Subsidiaries as of the end of such fiscal year (all of the aforementioned financial statements to be audited and certified to without qualification by independent certified public accountants selected by the Borrower); (iv) summary schedules of income and cash flow for the Borrower's resort division and pineapple division, Napili Plaza and Kaahumanu Center; (v) detailed statements of Capital Expenditures and Investments made or incurred in such fiscal year, all of the foregoing to be in reasonable detail, including all supporting schedules and comments; and (vi) a certification by the chief financial officer of the Borrower, in reasonable detail, evidencing the Borrower's compliance at the end of such fiscal year with the covenants contained in Sections 5.1 and 5.2 of this Loan Agreement;

          (3) By December 1 of each year, (i) copies of the Borrower's three-to-five year, summary forecast of income and cash flow for the Borrower's resort division and pineapple division, Napili
Plaza and Kaahumanu Center, and (ii) a Capital Expenditure and
Investment forecast for each such division;

          (4) Promptly after the sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that the Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower files with the Securities and Exchange Commission or any successor Person; and

          (5) Within 60 days following the close of each quarterly period, statements of KCA's net worth at the end of such period and cash flow for such period, KCA's income statement for such period, and KCA's balance sheet as of the end of such period, in reasonable detail, certified to by KCA's chief financial officer.
     (b) The Borrower and its Subsidiaries will maintain their real estate and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all of their indebtedness as it becomes due, except as otherwise permitted by Section 5.1(d) of the Loan Agreement.

     (c) The Borrower and its Subsidiaries will maintain, or cause to be maintained, public liability insurance and fire and extended coverage insurance on all assets owned or leased by them, all in such form and amounts as are consistent with industry practices.
The Borrower and its Subsidiaries may procure any such insurance from any insurance company or companies authorized to do business in Hawaii.

     (d) The Borrower and its Subsidiaries will pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon them or on any of their property or which any of them is required to withhold and pay over, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on their books, and the Borrower will pay all governmental charges or taxes (except income, franchise or similar taxes) at any time payable or ruled to be payable in respect of the existence, execution or delivery of the Loan Agreement and the Notes by reason of any existing or hereafter enacted federal or state statute.

     (e) The Borrower will maintain as of the end of each fiscal quarter and will provide evidence of the same pursuant to Section
5.1(a) hereof:

          (1)  A Current Ratio of not less than 1.90;

          (2) A Recourse Debt/Net Worth Ratio of not more than 1.10 (for the purposes of this covenant, any KCA debt which is nonrecourse to the Borrower, shall be disregarded); and

          (3) A Net Worth of not less than $58,300,000.00, plus 50% of the cumulative net profits after September 30, 1997 (but not the net losses) of Borrower.

     (f) The Borrower and its Subsidiaries will, when requested so to do, make available for inspection by the Agent's duly authorized representatives any of their properties and Records, and will furnish to the Lenders (through the Agent) any information regarding their business affairs and financial condition within a reasonable time after written request therefor.

     (g) The Borrower and its Subsidiaries will take all necessary steps to preserve their respective corporate existences and to comply with all present and future Laws applicable to them in the operation of their respective businesses and to comply with all material agreements to which they are subject (the foregoing to the contrary notwithstanding, the Borrower shall have the right to dissolve or liquidate such of its Subsidiaries as its management may determine to dissolve or liquidate in the exercise of sound business judgment).

     (h) The Borrower will give immediate written notice to the Agent, in reasonable detail, of the occurrence of any event in respect of which a report on Form 8-K should be filed by the Borrower with the Securities and Exchange Commission.

     (i) The Borrower will notify the Agent immediately if the Borrower becomes aware of the occurrence of any Event of Default under this Loan Agreement or of any fact, condition or event that only with the giving of notice or passage of time, or both, could become such an Event of Default, or of the failure of the Borrower or any Subsidiary to observe any of their respective undertakings under this Loan Agreement.

     (j) The Borrower and its Subsidiaries will: (i) fund all their Defined Benefit Pension Plans in accordance with no less than the minimum funding standards of 302 of ERISA; and (ii) promptly advise the Agent of the occurrence of any Reportable Event or Prohibited Transaction in respect of any such Plan.

     (k) If the Borrower or any of its Subsidiaries, during the Term Loan Period, or during the continuance of an Event of Default, or at any other time following the Agent's notification to the Borrower that the provisions of this Section 5.1(k) shall be operative, sell real estate assets worth more than $1,000,000, in a single transaction or in a series of related transactions, the Borrower will apply 75% of the net cash proceeds of the sale(s), after applicable income taxes arising out of the sale(s), to the repayment of the Loans promptly upon receipt of such net sales proceeds in cash.

     (l) The Borrower will pay to the Agent, on (or at the Borrower's option before) July 1 of each year, a $15,000 Agent's Fee for services rendered and to be rendered by the Agent with respect to the Original Facility.

     (m) With respect to any contract or job, for an amount that exceeds $500,000, financed with the proceeds of the Village Course Facility, or a series of contracts or jobs with any one contractor for an amount that exceeds $500,000 in the aggregate, financed with the proceeds of the Village Course Facility, Borrower will obtain, maintain and deliver to the Lenders (through the Agent) performance and payment bonds in form, amount and issued by a surety acceptable to a Majority in Interest of the Lenders, naming the Borrower, the Lenders and the Agent as obligees.

     (n) Borrower will use the proceeds of the Village Course Facility exclusively to finance improvements to the Village Golf Course at Kapalua, Maui, Hawaii, including the construction of a new clubhouse, practice facility, golf teaching academy and putting course, reconstruction of the 18th hole, realignment of Village Road and construction of two commercial building pads.

     (o) Borrower will retain at all times not less than a 5O% general partnership interest in KCA.

     5.2  Negative Covenants.

     (a) Neither the Borrower nor any Subsidiary will enter into any merger, consolidation, reorganization or recapitalization, or reclassify its capital stock, or substantially change the nature of its business as now conducted, except that (1) any wholly-owned Subsidiary may merge with any other Subsidiary provided said wholly-owned Subsidiary is the surviving entity, (2) any Subsidiary may merge with the Borrower provided the Borrower is the surviving entity, and (3) the Borrower and any wholly-owned Subsidiary may make contributions to the capital of, and receive dividends from, wholly-owned Subsidiaries.

     (b) Neither the Borrower nor any Subsidiary will sell, transfer, lease or otherwise dispose of all or (except in the ordinary course of business as now conducted) any material part of its assets unless, in respect of such sale or other disposition, the Borrower shall have complied with all applicable requirements stated above in Section 5.1(k) of the Loan Agreement.

     (c) The Borrower will not declare or pay any dividends, or make any other payment or distribution on account of its capital stock, except that, subject to the satisfaction in full of the condition precedent that the Agent and Lenders shall have received, prior to any declaration or payment of cash dividends, the Borrower's audited annual financial statements for the fiscal year, the Borrower may declare and pay cash dividends for and in respect of any fiscal year of the Borrower, in an amount not to exceed 30% of its Net Profits for such fiscal year.

     (d) Neither the Borrower nor any Subsidiary will make any Capital Expenditure that is not approved in writing by Lenders that causes Borrower to exceed (on an aggregated basis) the following Capital Expenditure limits: $10,800,000 for fiscal year 1998; $11,500,000 for fiscal year 1999; and $10,000,000 for each fiscal year thereafter. Capital Expenditures for work at the Village Course at Kapalua (described in Section 5.1(n)) shall not be counted towards such Capital Expenditure limits. Capital Expenditures for the Site 29 Project of up to $1,000,000 in the aggregate or that are approved in writing by Lenders shall not be counted towards such Capital Expenditure limits.

     (e) The Borrower will not redeem, purchase or retire any of its capital stock, except that the Borrower may redeem, purchase or retire shares of its capital stock with funds which could have been, but were not, used for the payment of cash dividends pursuant to the provisions of Section 5.2(c) of the Loan
Agreement (subject to the limitations therein set forth).

     (f) Neither the Borrower nor any Subsidiary will furnish to any of the Lenders or the Agent any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     (g) Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of any of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     (h) Neither the Borrower nor any Subsidiary, without the prior written consent of all of the Lenders, will incur, agree to incur, assume, or in any manner become liable in respect of any Indebtedness for Borrowed Money (recourse or nonrecourse) other than the indebtedness evidenced by the Notes and the Loan
Agreement and additional indebtedness which, together with the Loan and the indebtedness evidenced by the Notes and the Loan Agreement, shall cause Total Debt to exceed $62,000,000.00. For the purposes of this Section 5.2(h), any KCA debt which is nonrecourse to the Borrower, including that portion subject to Borrower's Limited Payment Guaranty, shall not be deemed to constitute indebtedness of the Borrower or any Subsidiary. As used herein, "Borrower's Limited Payment Guaranty" means any guaranty of the Borrower guarantying payment of indebtedness of KCA relating to the Kaahumanu Shopping Center.

     (i) Neither the Borrower nor any Subsidiary, without the prior written consent of all of the Lenders, will hypothecate, pledge, mortgage, grant a security interest in or otherwise encumber (or permit to be encumbered) any of its assets now owned or hereafter acquired, otherwise than in the ordinary course of the business of the Borrower or such Subsidiary (for purposes of this Section 5.2(i), encumbrances incurred or created in the ordinary course of business shall be deemed to include (1) liens for taxes and governmental (or quasi-governmental) assessments or similar charges that are not yet due and payable, (2) pledges or deposits to secure payment of workers' compensation or to participate in any fund established under workers' compensation, unemployment insurance, pensions or similar social security programs, (3) liens of mechanics, materialmen, warehousemen, carriers or other similar liens that are not yet due and payable, (4) good faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, or surety, appeal, indemnity, performance or similar bonds required in the ordinary course of business, not exceeding at any one time outstanding $1,000,000 for all such pledges or deposits in the aggregate for the Borrower and its Subsidiaries, (5) retained liens or security instruments of equipment lessors on equipment leased under equipment leases permitted by the Loan Agreement, (6) retained liens or security interests of equipment vendors or equipment financing lenders with respect to equipment purchased on time by the Borrower or its Subsidiaries, and (7) liens and security interests held by lenders in respect of the mortgage loans described in Exhibit I attached to the Original Loan Agreement).

                     VI.  Default

     6.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under the Loan Agreement and the Notes:

     (a) The Borrower shall fail to pay when due any principal or interest or fee or other charge payable under the Loan Agreement or any of the Notes and such failure shall continue for a period of five (5) Business Days.

     (b) The Borrower or any Subsidiary shall fail to observe or perform any other obligation to be observed or performed by it under the Loan Agreement, any of the Notes or other Loan Documents, and such failure shall continue for 30 days after: (1) notice of such failure from the Agent; or (2) the Agent is notified of such failure or should have been so notified pursuant to the provisions of Section 5.1(i) of the Agreement, whichever is earlier.

     (c) Any financial statement, other statement, representation, warranty or certificate made or furnished by the Borrower or any Subsidiary to any of the Lenders or the Agent in connection with the Loan Agreement, or as an inducement to the Lenders or the Agent to enter into the Loan Agreement, or in any separate statement or document delivered pursuant to the provisions of the Loan Agreement, shall be materially false, incorrect, or incomplete when made or delivered.

     (d) The Borrower or any Subsidiary shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of any of its creditors.

     (e) A decree or order for relief shall be entered by a court having jurisdiction in respect of the Borrower or any Subsidiary in an involuntary case under the federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law, or a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) shall be appointed for the Borrower or any Subsidiary or for any substantial part of its property, and any such decree or order shall continue unstayed and in effect for a period of 60 consecutive days.

     (f) The Borrower or any Subsidiary shall commence a voluntary case under the federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law, or the Borrower or any Subsidiary shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary or any substantial part of its property.

     (g) The Borrower or any Subsidiary (i) shall have failed to pay at its stated due date any Indebtedness for Borrowed Money in excess of $1,000,000 in the aggregate (other than indebtedness evidenced by the Notes) and such failure shall have continued beyond any applicable grace period, or (ii) shall have failed to observe or perform any term, covenant or provision contained in any agreement or instrument (other than the Loan Agreement or the Notes) by which it is bound, evidencing or securing or otherwise relating to any Indebtedness for Borrowed Money in excess of $1,000,000 in the aggregate, and the effect thereof shall have been the acceleration of the maturity of said indebtedness by the holder or holders thereof or of any obligations issued in respect thereof or by a trustee or trustees acting on behalf of such holder or holders.

     (h) A final judgment which alone or with other outstanding final judgments against the Borrower or any Subsidiary exceeds
$3,000,000 in the aggregate and (i) such judgment shall not be discharged or fully bonded against within 60 days, or (ii) within 60 days after entry of such judgment, execution shall not be stayed pending appeal, or (iii) such judgment shall not be discharged within 60 days after expiration of any such stay.

     6.2 Rights and Remedies. If an Event of Default shall occur and be continuing the Lenders shall have, in addition to any and all other rights and remedies, legal or equitable, available to the Lenders under any and all of the Loan Documents or at law, the following additional rights and remedies:

     (a) The absolute right to deny to the Borrower any further disbursements of Loan proceeds (the Lenders, obligation to extend any further credit to the Borrower shall immediately terminate);

     (b) The right, at the option of the Lenders, to declare, without notice, the entire principal amount and accrued interest for all Loans outstanding under this Loan Agreement, plus any fees and charges reasonably incurred by the Agent and/or the Lenders under any of the Loan Documents, immediately due and payable; and

     (c) The right, at the option of the Lenders, to charge interest on any principal amount outstanding under this Agreement at a rate per annum equal to one and one-half percentage points
(1.50%) plus the rate of interest otherwise in effect (the
"Default Rate");

     (d) The right to the ex parte appointment without bond of a receiver, without regard to the value of any collateral or solvency of any party liable for payment, observance or performance of any of the obligations of the Borrower or any other obligors, owing to the Lenders under or pursuant to the Loan Documents; and

     (e) The Agent and the Lenders may exercise any and all other rights and remedies, legal or equitable, available to the Agent and/or the Lenders under the Notes and under any and all of the other Loan Documents or at law or in equity.

                       VII. Miscellaneous

     7.1 Further Assurance. From time to time, the Borrower, the Lenders and the Agent will execute and deliver such additional documents and provided such additional information as may be reasonably required to carry out the intent of this Loan Agreement. Without limitation of the foregoing, Lenders may make reasonable requests for status reports on the progress of the improvements to the Village Golf Course at Kapalua, Maui.

     7.2 Appraisals. Although the Lenders have not required that any appraisal of the properties encumbered by the Mortgage or Additional Security Mortgage (collectively, the "Mortgaged Properties") be furnished as a condition precedent to the first disbursement of Loan proceeds, the Lenders reserve the right to obtain at the Borrower's expense (and the Borrower agrees to pay all costs of) appraisals of the Mortgaged Properties, from any licensed or certified appraiser designated by the Lenders, from time to time, whenever such appraisals may be (a) required by any law, rule or regulation applicable to the conduct of any Lender's business, (b) requested or directed by any governmental authority charged with the administration of such law, rule or regulation or any Lender's compliance therewith, whether or not such request or direction has the force of law, or (c) when reasonably deemed appropriate by the Lenders in their sole discretion (reappraisals referred to in this clause (c) shall not be required more frequently than annually).

     7.3 Enforcement and Waiver by the Lenders. The Lenders, or the Agent on behalf of the Lenders, shall have the right at all times to enforce the provisions of the Loan Documents, as they may be amended from time to time, in strict accordance with their respective terms, notwithstanding any conduct or custom on the part of any of the Lenders or the Agent in refraining from so doing at any time or times. The failure of the Lenders or the Agent at any time or times to enforce their rights under such pro visions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. No single or partial exercise of any right by any Lender or the Agent shall preclude the further or other exercise thereof. All rights and remedies of the Lenders and Agent are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     7.4 Expenses of the Lenders and Agent. The Borrower will, on demand, reimburse to the Lenders and the Agent all reasonable expenses, including the reasonable fees and expenses of legal counsel for the Lenders and the Agent, incurred by any of the Lenders or the Agent in connection with the negotiation, preparation, administration, amendment, modification, waiver, and/or enforcement of the Loan Documents and the collection or attempted collection of the indebtedness evidenced by the Loan Documents, or any of them including but not limited to bankruptcy or reorganization proceedings.

     7.5 Notices. Any notices or consents required or permitted by this Loan Agreement or the other Loan Documents shall be in writing and may be delivered in person or sent by United States mail or by telecopy and shall be deemed delivered when delivered in person or when deposited in the United States mail, certified, postage prepaid, return receipt requested, or when sent during normal business hours at the place of receipt and the receipt of which is confirmed in writing if by telecopy, to the address of the parties as follows, unless such address is changed by written notice hereunder:

     (A)  If to the Borrower:

          MAUI LAND & PINEAPPLE COMPANY, INC.
          ATTN:  Mr. Paul J. Meyer
                 Executive Vice President/Finance
          120 Kane Street
          Kahului, Hawaii 96732-2232
          PHONE:  (808) 877-3871
          FAX:  (808) 871-0953

     (B)  If to the Lenders, in care of the Agent:

          BANK OF HAWAII
          ATTN:  Mr. Peter S. Ho, Vice President
          Corporate Banking Hawaii
          130 Merchant Street, 20th Floor
          Honolulu, Hawaii 96813
          PHONE:  (808) 537-8870
          FAX:  (808) 537-8943

     7.6 Waiver and Release by the Borrower. To the maximum extent permitted by applicable law, the Borrower:

     (a) Waives notice and opportunity to be heard, after acceleration of the indebtedness evidenced by the Loan Documents, before exercise by the Agent or other Lenders of the remedy of setoff or of any other remedy or procedure permitted by any applicable law or by any prior agreement with the Borrower, and, except where specifically required by this Loan Agreement or by any applicable law, notice of any other action taken by the Agent or any other Lender;

     (b) Waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, or enforcement of this Loan Agreement, and consents to any extension of time (and even multiple extensions of time for longer than the original term), renewals, releases of any person or organization liable for the payment of the obligations under this Loan Agreement, and waivers or modifications or other indulgences that may be granted or consented to by the Agent and the Lenders in respect of the Loans evidenced by this Loan Agreement; and

     (c) Releases the Agent and the Lenders and their respective officers, agents, and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct.

     7.7 Disclosure of Information. The Borrower consents to the Agent's or any Lender's disclosure to the other Lenders or the Agent of any information held by the disclosing entity from time to time, financial or otherwise, pertaining in any way to the creditworthiness or other condition of the Borrower or any Subsidiary. The Agent and Lenders agree that they shall maintain confidentiality with regard to nonpublic information concerning the Borrower and Subsidiaries obtained from the Borrower, provided that the Agent and Lenders shall not be precluded from making disclosure regarding such information: (a) on a confidential basis, to their own respective counsel, accountants and other professional advisors, (b) in response to a subpoena or order of a court of governmental agency, (c) on a confidential basis, to any entity participating or considering participating in any credit made under this Loan Agreement, (d) on a confidential basis to any guarantor or subordinated lender with respect to this Loan Agreement or (e) as required by law or applicable regulation.

     7.8 Applicable Law. The substantive Laws of the State of Hawaii shall govern the construction of this Loan Agreement and the Notes and the rights and remedies of the parties hereto and thereto.

     7.9 Binding Effect and Entire Agreement. This Loan Agreement shall inure to the benefit of, and shall be binding on, the parties hereto and the respective successors and permitted assigns of the parties hereto. This Loan Agreement, and the remainder of the Loan Documents, together with all other documents executed and delivered pursuant to this Loan Agreement, constitute the entire agreement among the Lenders, the Agent and the Borrower concerning the subject matter hereof.

     7.10 Amendments; Consents. No amendment, modification, supplement, termination, or waiver or forbearance of any provision of this Loan Agreement or any of the other Loan Documents, and no consent to any departure by the Borrower therefrom, may in any event be effective unless in writing signed by a Majority in Interest of the Lenders and the Agent, and then only in the specific instance and for the specific purpose given; provided, however, that no action shall be taken which has the effect of altering any required payment of principal, interest or fees, or releasing any collateral security for the Loans, unless in writing signed by all of the Lenders and the Agent.

     7.11 Assignments.

     (a) The Borrower shall have no right to assign any of its rights or obligations under any of the Loan Documents without the prior written consent of the Lenders.

     (b) None of the Lenders shall assign any of its rights or obligations under the Loan Documents without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing provision to the contrary notwithstanding, (a) any of the Lenders may sell participations in Loans made or to be made by it, to any entity affiliated with such Lender, without Borrower's consent, so long as such Lender remains primarily obligated to the Borrower under this Loan Agreement and so long as the Borrower shall not be obligated in any manner to deal directly with the affiliated purchaser of such participation, and (b) any Lender may negotiate, pledge, transfer or assign the Notes held by it (or the receivable evidenced thereby) to a Federal Reserve Bank or to any other agency or instrumentality of the United States of America to support borrowings of Federal funds by such Lender.

     (c) Subject to the foregoing restrictions, the Borrower consents to each Lender's negotiation, offer, and sale to third parties
("Participants") of the credit facility evidenced by the Loan
Documents (the "Credit Facility") or participating interests in the Credit Facility, to any and all discussions and agreements heretofore or hereafter made between each Lender and any Participant or prospective Participant regarding the interest rate, fees, and other terms and provisions applicable to the Credit Facility, and to each Lender's disclosure to any Participant or prospective Participant, from time to time, of such financial and other information pertaining to the Borrower and the Credit Facility as any Lender and such Participant or prospective Participant may deem appropriate (whether public or non-public, confidential or non-confidential, and including information relating to any insurance required to be carried by the Borrower and any financial or other information bearing on the Borrower's creditworthiness and the value of any collateral).
The Borrower acknowledges that the Lenders' disclosure of such information to any Participant or prospective Participant constitutes an ordinary and necessary part of the process of effectuating and servicing the Credit Facility.

     7.12 Release of Non-Golf Areas. In view of the fact that the portion of the property subject to the Mortgage and the Additional Security Mortgage, commonly known as the Bay Golf Course (or the Bay Course) and Village Golf Course (or the Village Course), has not been duly subdivided so as to constitute one or more duly subdivided lots, the land descriptions of the Bay Course and Village Course set forth or to be set forth in the Mortgage and Additional Security Mortgage (the "Mortgages"), include lands ("Excess Lands") in excess of the lands commonly known to comprise the Bay Course and Village Course. The Lenders agree that the Borrower shall have the right to subdivide the lands initially described in the Mortgages as comprising the Bay Course and Village Course, and to obtain releases of the Excess Lands from the liens of the Mortgages, upon the following terms and conditions: (a) the lot or lots to be released from the Mortgages, comprising the Excess Lands, as well as the lot or lots which are to remain subject to the Mortgages following the release of the Excess Lands, shall have been designated as specific lots approved by all governmental authorities having jurisdiction over the subdivision thereof; (b) the costs of subdivision and the costs of preparing the releases shall be borne by the Borrower; (c) the form and content of each release shall be acceptable to the Lenders; and (d) in connection with any such release, appropriate provisions shall have been made for access to and from, and utility and similar easements for, any lot or lots not to be released from the Mortgages. Within fifteen days after the Lenders' declaration of an Event of Default and of their intention to foreclose the Mortgages, the Borrower shall commence, and thereafter diligently pursue to completion, any subdivision necessary to accomplish the purposes of this Section 7.12, so as to enable the Lenders to foreclose the Mortgages against all the Collateral, while releasing to the Borrower the Excess Lands. In the event the Borrower shall not commence such subdivision within said fifteen-day period, or thereafter diligently pursue the subdivision to completion, the Lenders shall be entitled at the Borrower's expense, and are hereby appointed as the duly-appointed attorneys-in-fact of the Borrower (with full power of substitution), to commence and/or complete said subdivision. Said power of attorney is coupled with an interest, and is irrevocable.

     7.13 Right of Setoff; Security Interest in Accounts. If an Event of Default shall have occurred and is continuing, the Agent and each Lender may set off obligations owed by the Agent or such Lender, as the case may be, to the Borrower (such as balances in checking and savings accounts) against the obligations, without first resorting to other collateral. To further secure the Obligations, the Borrower grants to the Agent and the Lenders a security interest in all checking, savings, and other deposit accounts now or hereafter maintained by the Borrower with the Agent or the Lenders.

     7.14 Dispute Resolution. Any controversy or claim arising out of or relating to the Loan Agreement or any of the other Loan
Documents shall, at the request of any party, be decided by binding arbitration conducted in the State of Hawaii without a judge or jury, under the auspices of the American Arbitration Association or Dispute Prevention and Resolution, Inc. in accordance with Chapter 658 of the Hawaii Revised Statutes and the respective and applicable rules of the aforementioned organizations. The arbitrator will apply any applicable statute of limitations and will determine any controversy concerning whether an issue is arbitrable. Judgment upon the arbitration award may be entered in any court having jurisdiction. The prevailing party will be entitled to recover its reasonable attorney's fees and costs as determined by the arbitrator. This agreement to arbitrate shall not limit or restrict the right, if any, of any party to exercise before, during or following any arbitration proceeding, with respect to any claim or controversy, self-help remedies such as setoff, to foreclose a mortgage or lien or other security interest in any collateral judicially or by power of sale, or to obtain provisional or ancillary remedies such as injunctive relief from a court having jurisdiction. Any party may seek those remedies without waiving its right to submit the controversy or claim in question to arbitration.

     7.15 Severability. If any provision of any of the Loan Documents shall be held invalid under any of the applicable Laws, such invalidity shall not affect any other provision of any of the Loan Documents that can be given effect without the invalid provision, and, to this end, the provisions of the Loan Documents are severable.

     7.16 Section Headings. The titles of Sections appear herein as a matter of convenience only, and shall not affect the construction of the Loan Agreement or any provision hereof.

     7.17 Survival of Certain Payment Obligations. The obligations of the Borrower to indemnify the Lenders against, and pay and reimburse to the Lenders, the costs and expenses referred to in
Section 7.4 of the Loan Agreement (a) shall survive the repayment of the Loans and termination of the Loan Agreement to the extent such losses, costs and expenses are specifically billed to the Borrower within 60 days after full repayment of the Loans and termination of this Agreement, and (b) shall not survive the repayment of the Loans and termination of the Loan Agreement to the extent of any such costs or expenses which are not specifically billed to the Borrower within 60 days after full repayment of the Loans and termination of the Loan Agreement.

     7.18 Amendment and Restatement; Amendment of Loan Documents.
     (a) On and as of the Effective Date, the Original Loan Agreement shall be deemed amended and restated in its entirety by this Amendment and Restatement, which shall supercede the terms and provisions of the Original Loan Agreement and the First
Restatement with respect to all obligations from and after the date of this Amendment and Restatement. The Borrower, the Lenders and the Agent acknowledge and agree that this Amendment and Restatement constitutes only an amendment and restatement of the Original Loan Agreement, and in connection therewith, (1) nothing herein is intended, nor shall it be construed, to constitute a refinancing of the indebtedness under the Original Loan
Agreement, (2) all outstanding obligations under the Original
Loan Agreement and the "Loan Documents" referred to therein, as amended, shall continue to be outstanding under this Amendment and Restatement and the Loan Documents referred to herein and (3) all Obligations owing from and after the Effective Date shall be paid, performed and observed in accordance with the terms of this Amendment and Restatement and the other Loan Documents, as so amended restated and as may be further amended from time to time.

     (b) The Borrower, the Lenders and the Agent agree that from and after the Effective Date, all references to (1) the Original Loan Agreement (including, without limitation, references to "Revolving and Term Loan Agreement", the "Loan Agreement" or "Agreement" or other defined terms) set forth in the Notes, the Mortgage, the Environmental Indemnity Agreement, the Additional Security Mortgage and any other Loan Documents, as amended, shall mean the Original Loan Agreement, as amended and restated by the First Restatement and by this Amendment and Restatement and as may be further amended from time to time, (2) the Revolving
Notes, or any of them, shall mean such Revolving Note(s), as heretofore amended, and as respectively amended by the Note Modification Agreements and as may be further amended from time to time and (3) any of the other Loan Documents shall mean such Loan Documents, as heretofore amended, as amended and restated by this Amendment and Restatement and as may be further amended from time to time.

     (c) All Exhibits, schedules and other attachments to the Original Loan Agreement are hereby incorporated herein by reference and, as amended hereby, shall be deemed to constitute Exhibits, schedules and attachments to this Amendment and Restatement.

     7.19 Execution in Counterparts. This Amendment and Restatement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have duly executed this Amendment and Restatement, the execution of this Amendment and Restatement by the Borrower constituting
(a) the personal certification of the persons signing this Amendment and Restatement on behalf of the Borrower that, to the best of their knowledge, the representations and warranties made in Article IV of this Loan Agreement are true and correct as of the date of this Amendment and Restatement, and (b) the undertaking of such persons and of the Borrower that each request for a disbursement of Loan proceeds, made pursuant to Section 2.3 of the Loan Agreement, shall constitute the Borrower's affirmation and the personal affirmation on the part of the persons making such request that, to the best of their knowledge at the time of the making of any such request, (i) the representations and warranties stated in Section 4.1 of the Loan
Agreement are true and correct, (ii) no Event of Default under the Loan Agreement has occurred and is continuing, and (iii) no event has occurred and is continuing that, with the giving of notice or passage of time, or both, would become such an Event of Default.



                    MAUI LAND & PINEAPPLE COMPANY, INC.


                        By:   /S/ GARY L. GIFFORD
                        Its   President

                        By:   /S/ PAUL J. MEYER
                        Its Executive Vice President/Finance

                    BANK OF HAWAII, individually and as Agent


                        By:   /S/ PETER HO
                        Its   Vice President



                    FIRST HAWAIIAN BANK


                        By:   /S/ ANN M. K. LEE
                        Its   Vice President



                    CENTRAL PACIFIC BANK


                        By:   /S/ ROBERT D. MURAKAMI
                        Its



                            EXHIBIT 1

                        PROMISSORY  NOTE

$__________________                   ____________________, 1998

     The undersigned ("Borrower") promises to pay to the order of ________________ ("Bank") the principal amount of $____________
or so much thereof as shall have been disbursed by Bank and may remain outstanding, together with interest on outstanding balances of principal, in accordance with and under the terms of that Revolving and Term Loan Agreement dated as of December 31, 1992, among Borrower, as "Borrower", Bank of America, National Trust and Savings Association, Bank of Hawaii, First Hawaiian Bank and Central Pacific Bank, as "Lenders", and Bank of Hawaii, as "Agent", as amended by Amended and Second Restated Revolving and Term Loan of even date, among Borrower, as "Borrower", Bank of Hawaii, First Hawaiian Bank and Central Pacific Bank, as "Lenders", and Bank of Hawaii, as "Agent", relating to, among other things, the Village Course Facility therein described.

     This Promissory Note evidences the Advances made by Bank to Borrower under said Village Course Facility.



                                   MAUI LAND & PINEAPPLE COMPANY,
                                   INC.



                                   By:

                                         Its



                                   By:

                                         Its



                                                         Borrower

                            EXHIBIT 2

                 Notice of Borrowing/Conversion

DATE:                                        , 19___

TO:       Bank of Hawaii
          Attn:  Mr. Peter S. Ho, Vice President
          130 Merchant Street, 20th Floor
          Honolulu, Hawaii  96813
          Telecopier No.:  (808) 537-8943

SUBJECT: Revolving and Term Loan Agreement dated as of December 31, 1992, among Borrower, as "Borrower", Bank of America, National Trust and Savings Association, Bank of Hawaii, First Hawaiian Bank and Central Pacific Bank, as "Lenders", and Bank of Hawaii, as "Agent", as amended by Amended and Second Restated Revolving Credit and Term Loan dated ________________, among Borrower, as "Borrower", Bank of Hawaii, First Hawaiian Bank and Central Pacific Bank, as "Lenders", and Bank of Hawaii, as "Agent" (the "Agreement")

     Pursuant to Sections 2.3 and 2.7 of the Agreement, the Borrower hereby requests that a portion of the unpaid principal balance of the:

     _____  Revolving Loans
     _____  Term Loan
     _____  Village Course Facility

in the amount set forth below be designated the Type of Loan set forth below and confirms the following instructions therefor
(capitalized terms not defined herein shall have the respective meanings assigned in the Agreement):

Requested
Date:
Principal
Amount:

    Base Rate Loan          LIBOR Rollover
    LIBOR Loan              Conversion from Base Rate to LIBOR Loan
                            Conversion from LIBOR to Base Rate Loan


Interest Period (LIBOR Loans):     ____30     ____60     ____  90
____ 180  Days

The Borrower hereby certifies as follows:

     1. The representations and warranties set forth in Article IV of the Agreement are true and correct on and as of the date hereto, provided that the representations and warranties set forth in Section 4.1(f) of the Agreement shall be deemed to be made with respect to the financial statements most recently delivered to the Lenders pursuant to the Agreement.

     2. As of the date hereof, no event has occurred and is continuing that (a) constitutes an Event of Default under the Agreement, or (b) with the giving of notice or passage of time, or both, would constitute an Event of Default. The Borrower has observed and performed all of the Borrower's covenants and other agreements, and satisfied every condition, contained in the Agreement and in the other Loan Documents, to be observed, performed or satisfied by the Borrower.



                                   MAUI LAND & PINEAPPLE COMPANY,
                                   INC.



                                   By:

                                         Authorized Signatory

                                                         Borrower

                            EXHIBIT H

                       SUBSIDIARY LISTING

                  Maui Pineapple Company, Ltd.
                   Kapalua Land Company, Ltd.
                   Kapalua Water Company, Ltd.
              Kapalua Waste Treatment Company, Ltd.
              Honolua Plantation Land Company, Inc.
                Kapalua Advertising Company, Ltd.
                Kapalua Investment Company, Ltd.
                       Napili Plaza L.L.C.
                  Kapalua Realty Company, Ltd.
            Royal Coast Tropical Fruit Company, Inc.


                            ANNEX IV

                        PROMISSORY  NOTE

$__________________                         ____________________

     The undersigned ("Borrower") promises to pay to the order of ________________ ("Bank") the principal amount of $____________, together with interest on outstanding balances of principal, in accordance with and under the terms of that Revolving and Term Loan Agreement dated as of December 31, 1992, among Borrower, as "Borrower", Bank of America, National Trust and Savings
Association, Bank of Hawaii, First Hawaiian Bank and Central Pacific Bank, as "Lenders", and Bank of Hawaii, as "Agent", as amended by Amended and Second Restated Revolving and Term Loan Agreement dated December 4, 1998, among Borrower, as "Borrower", Bank of Hawaii, First Hawaiian Bank and Central Pacific Bank, as "Lenders", and Bank of Hawaii, as "Agent", and as the same may have been further amended ("Loan Agreement").

     This Promissory Note evidences the Term Loan made by Bank to
Borrower under the Loan Agreement and constitutes one of the Term
Notes referred to in the Loan Agreement.



                                   MAUI LAND & PINEAPPLE COMPANY,
                                   INC.



                                   By:

                                         Its



                                   By:

                                         Its



                                                         Borrower